Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-181778 on Form S-3 of our report dated March 12, 2012 (May 30, 2012 as to the management plan note in Note 1 and as to the effects of the retrospective adoption of Financial Accounting Standards Board Accounting Standards Update 2011-5, Comprehensive Income (Topic 220) as amended, discussed in Note 2) relating to the financial statements of A123 Systems, Inc. (the “Company”) (which report expresses an unqualified opinion and includes explanatory paragraphs referring to (1) substantial doubt about the Company’s ability to continue as a going concern, and (2) the adoption of Financial Accounting Standards Board Accounting Standards Update 2011-5, Comprehensive Income (Topic 220) as amended) appearing as an exhibit to the Current Report on Form 8-K of the Company dated May 30, 2012; and our report dated March 12, 2012 relating to the effectiveness of the Company’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting due to a material weakness), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2011.

We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
June 27, 2012